Exhibit 4.10

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

FORUM GLOBAL TUBING LLC

a Delaware limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Forum Global Tubing LLC (the “Company”), effective as of July 1, 2013 is adopted, executed and agreed to by Forum Global Tubing LP, a Delaware limited partnership and the sole member of the Company (the “Sole Member”).

WHEREAS, in connection with the indirect acquisition of the Company by Forum US, Inc., a Delaware corporation (“Forum”) pursuant to the Equity Purchase Agreement (the “Equity Purchase Agreement”) dated June 4, 2013, by and among Global Tubing, LLC, a Delaware limited liability company (“GT”), Forum Global Tubing LP (f/k/a ARC Global Tubing, L.P.), a Delaware limited partnership (“Forum Global Tubing LP”), the Company, the partners of ARC GT, Q-GT(V) Investment Partners, LLC, a Delaware limited liability company, and Forum, a certificate of amendment to the Certificate of Formation of the Company was filed in the office of the Secretary of State of the State of Delaware on July 2, 2013 changing the name of the Company from ARC Global Tubing, LLC to Forum Global Tubing LLC;

WHEREAS, in connection with the Equity Purchase Agreement, a certificate of amendment was filed in the office of the Secretary of State of the State of Delaware on July 2, 2013 changing the name of ARC GT from ARC Global Tubing, L.P. to Forum Global Tubing LP;

WHEREAS, Forum Global Tubing LP is the Sole Member of the Company;

NOW, THEREFORE, for and in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Limited Liability Company Agreement of the Company dated as of May 8, 2007 is hereby amended and restated in its entirety as follows:

1. Formation. The Company was formed as a Delaware limited liability company by the filing of the Certificate of Formation (the “Certificate”) in the office of the Secretary of State of the State of Delaware under and pursuant to the Delaware Limited Liability Company Act (the “Act”) on May 8, 2007.

2. Name. The name of the Company is “Forum Global Tubing LLC.” Subject to all applicable laws, all business of the Company shall be conducted in such name or under such other name or names as the Sole Member shall determine from time to time. The Sole Member shall cause to be filed on behalf of the Company such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.

3. Business. The business of the Company shall be to transact any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company and to take all such other actions incidental or ancillary to any of the foregoing as the Sole Member may determine to be necessary or desirable, to the extent the same may be legally exercised by limited liability companies under the Act.

4. Term. The Company shall have perpetual existence.

5. Registered Office; Registered Agent; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be NRAI Corporate Services. The principal office of the Company shall be located at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, or such other place as the Sole Member may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Sole Partner determines to be necessary or appropriate.

6. Member. Forum Global Tubing LP, a Delaware limited partnership, is the Sole Member of the Company.

7. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8. Rights; Distributions. The Sole Member shall (a) have the right to exercise all rights of a member under the Act, (b) be entitled to receive all distributions, subject to Section 18-607 of the Act, (including, without limitation, liquidating distributions) made by the Company and (c) have the right to enjoy all other rights, benefits and interests in the Company.

9. Management.

(a) The management of the Company shall be vested in the Board of Managers, provided however, any management action may be taken by written resolution of the Sole Member acting in its sole discretion. The number of Managers which constitutes the Board of Managers shall be the number of Managers appointed from time to time by the Sole Member. The affirmative vote or written consent of the Board shall be the act of the Board.

(b) Any action required or permitted by this Agreement or by applicable law to be taken at a meeting of the Managers may be taken without a meeting. The action shall be evidenced by written consent describing the action taken and signed by a majority of the Managers. Such action shall be effective when a majority of the Managers sign the consent, unless the consent specifies a different effective date.

(c) The Board of Managers may, from time to time, appoint one or more persons to be officers of the Company. Any officers who are so designated shall have such titles and authority and perform such duties as the Board of Managers may, from time to time, delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Sole Member.

(d) The term of all officers shall commence upon their election or appointment and shall continue until their respective successors are elected or appointed and qualified or until their resignation or removal. Any officer may be removed as such, either with or without cause or notice, by the Sole Member. An officer may resign by written notice to the Company. The resignation shall be effective upon its receipt by the Company or at a subsequent time specified in the notice of resignation.

(e) The Sole Member shall have the power to fill any vacancies in any offices occurring for whatever reason. Designation of an officer shall not of itself create any contract rights. Nothing contained in this Section 9 shall grant to any officer the authority or power to take any action requiring the agreement, consent or vote of the Board unless the same has been obtained.

10. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve, unless otherwise required by law.

11. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT-OF-LAWS RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

12. Amendments. This Agreement may be modified, altered, supplemented or amended at any time only by a written instrument executed and delivered by the Sole Member.

13. Liability. The Sole Member and the officers shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

14. Exculpation and Indemnity.

(a) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, the Sole Member, the Managers and the officers (each a “Covered Person” and, collectively, the “Covered Persons”) shall not be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes gross negligence, willful misconduct or a breach of this Agreement on the part of the Covered Person. The Company shall indemnify each Indemnified Person to the fullest extent permitted by applicable law against any loss, liability, damage, judgment, demand, claim, cost or expense (each a “Claim”) incurred by or asserted against the Indemnified Person (including without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Indemnified Person in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Indemnified Person.

(b) Expenses incurred by an Indemnified Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt of any undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 14.

(c) The indemnification and advancement of expenses provided by or granted pursuant to this Section 14 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, this Agreement, any other agreement or otherwise, both as to action in such Indemnified Person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Indemnified Persons shall be made to the fullest extent permitted by law. The provisions of this Section 14 shall not be deemed to preclude the indemnification of any Person who is not specified in Section 14(a) but whom the Company has the power or obligation to indemnify under the provisions of the Act, or otherwise.

(d) The Company may purchase and maintain insurance on behalf of any Indemnified Person against any Claim asserted against such Indemnified Person and incurred by such Indemnified Person in any official capacity, or arising out of such Indemnified Person’s official status, whether or not the Company would have the power or the obligation to indemnify such Indemnified Person against such Claim under the provisions of this Section 14.

(e) The Company may, to the extent authorized from time to time by the Member, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this Section 14 to the Indemnified Persons.

(f) As used in this Section 14, the following terms, when capitalized, shall have the following meanings:

“Entity” shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, sole proprietorship, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

“Indemnified Person” means each Covered Person and any Person who at any time shall be, or shall have been, a director, member, manager or officer of the Company, or any such Person who is or was serving at the request of the Company as a director, member, manager, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary of an Entity.

“Person” shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such individual or Entity where the context so admits.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Limited Liability Company Agreement to be duly executed as of the date first set forth above.

FORUM GLOBAL TUBING LP
By:	Forum US, Inc., its
general partner

By:	/s/ James W. Harris
James W. Harris
President